EXHIBIT 99.1
NRC NEWS
U.S. NUCLEAR REGULATORY COMMISSION
Office of Public Affairs, Region III
801 Warrenville Road, Lisle IL 60532
www.nrc.gov

No. III-05-009	March 29, 2005

CONTACT:	Jan Strasma (630) 829-9663
Viktoria Mitlyng (630) 829-9662
E-mail: opa3@nrc.gov

NRC TO DISCUSS 2004 PERFORMANCE ASSESSMENT
FOR PERRY NUCLEAR POWER PLANT

The Nuclear Regulatory Commission staff will meet in Paineville, Ohio, on Monday, April 4, with representatives of FirstEnergy Nuclear Operating Company to discuss the agency’s assessment of safety performance for the year 2004 at the Perry Nuclear Power Plant. The plant is located at Perry, Ohio.

The meeting, which will be open to the public for observation, is scheduled to begin at Monday, April 4, 2005, at 6 p.m. in the Barberry Room at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Painesville.

Before the meeting is adjourned, NRC staff will be available to answer questions from the public on the safety performance of the Perry plant, as well as the role of the NRC in ensuring safe plant operation.

“The NRC continually reviews the performance of the Perry plant and the nation’s other commercial nuclear power facilities,” NRC Region III Administrator James Caldwell said. “This meeting will provide an opportunity for a discussion of our annual assessment of safety performance with the company and with local officials and residents who live near the plant. Our goal is to explain the NRC oversight process and make as much information as possible available to the public regarding our regulation of these facilities.”

A letter sent from the NRC Region III Office to plant officials addresses the performance of the plant during the period and will serve as the basis for the meeting discussion. It is available on the NRC web site at: http://www.nrc.gov/NRR/OVERSIGHT/ASSESS/LETTERS/perr_2004q4.pdf .

The NRC’s assessment concluded that the Perry plant operated safely during the 2004. However, because of equipment problems which occurred over a two-year period from 2002 through last year, the NRC in August increased its regulatory scrutiny over the plant.

During 2004, NRC inspections also identified issues with the plant’s corrective action program and with staff performance. Instances were noted where the plant staff did not take effective corrective actions in response to equipment problems or had to perform multiple revisions of its evaluations of the cause of the problems.

NRC inspection findings during the year also identified problems caused by failure to follow procedures or inattention to detail by the plant staff.

As a result of the NRC’s heightened oversight, the agency is conducting a broad inspection evaluating the performance of the Perry plant and the status of its activities to improve plant performance. The first two parts of this inspection have been completed, and the remaining portion of the inspection will be conducted in April and May. When the inspection in completed, the NRC will schedule a public meeting to discuss the findings of all three parts of the inspection and issue a written report.

Routine inspections are performed by two NRC Resident Inspectors assigned to the plant and by inspection specialists from the Region III Office in Lisle, Ill., and the agency’s headquarters in Rockville, Md. Among the areas of plant operations to be inspected this year by NRC specialists are emergency preparedness, maintenance, safety system performance, and how the plant finds and fixes problems.

Current performance information for Perry is available on the NRC’s web site at: http://www.nrc.gov/NRR/OVERSIGHT/ASSESS/PERR1/perr1_chart.html.